Exhibit (2)(a)(4)

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MORGAN STANLEY INSTITUTIONAL FUND OF HEDGE FUNDS LP

AMENDMENT NO. 1 (this “Amendment No. 1”) to the Amended and Restated Agreement of Limited Partnership of Morgan Stanley Institutional Fund of Hedge Funds LP dated as of November 1, 2004 (as it may be amended, modified, or otherwise supplemented from time to time, the “Agreement”) is made as of this 20th day of February, 2007 on behalf of Morgan Stanley Institutional Fund of Hedge Funds LP, a limited partnership organized under the laws of the State of Delaware (the “Partnership”), by the Partnership’s Board of Directors (as defined in the Agreement), in accordance with the provisions of Section 8.1(a) of the Agreement.

WITNESSETH:

WHEREAS an Agreement of Limited Partnership of the Partnership (the “Initial Agreement”) was entered into by Morgan Stanley Alternative Investment Partners LP, a limited partnership organized under the laws of the State of Delaware, as general partner (in such capacity, the “General Partner”), and Morgan Stanley AIP Funding Inc., a corporation incorporated under the laws of the State of Delaware, as limited partner (in such capacity, the “Organizational Limited Partner”), as of the 6th day of November, 2001;

WHEREAS the General Partner, the Organizational Limited Partner, and all other persons who had then been admitted to the Partnership as limited partners of the Partnership agreed to amend and restate the Initial Agreement in its entirety and replace it with an Amended and Restated Agreement of Limited Partnership dated as of July 1, 2002 (the “First Amended Agreement”);

WHEREAS the General Partner and all other persons who had then been admitted to the Partnership as limited partners of the Partnership agreed to amend and restate the First Amended Agreement in its entirety and replace it with the Agreement;

WHEREAS the General Partner has provided to each Partner (as defined in the Agreement) of the Partnership on or before January 26, 2007 prior written notice of the intention of the Partnership’s Board of Directors (as defined in the Agreement) to consider for adoption this Amendment No. 1 at a meeting of such Board of Directors scheduled to be convened on February 20, 2007; and

WHEREAS, a majority of the Directors (as defined in the Agreement) have voted to approve this Amendment No. 1 at a meeting of the Board of Directors duly convened on February 20, 2007:

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending the Partnership to be legally bound hereby, the Board of Directors (as defined in the Agreement), in accordance with the provisions of Section 8.1(a) of the Agreement, hereby amends the Agreement as follows:

SECTION 1. Capitalized Terms. Capitalized terms used but not defined in this Amendment No. 1 shall respectively bear the meanings ascribed to them in the Agreement.

SECTION 2. Amendment to Section 4.2 of the Agreement. The text of Section 4.2 shall be hereby deleted in its entirety and replaced with the following text: “The General Partner may be removed by the vote or written consent of Limited Partners holding not less than a majority of the total number of votes eligible to be cast by Limited Partners not affiliated with the General Partner.”.

SECTION 3. Full Force and Effect. This Amendment No. 1 shall take effect immediately upon adoption of the Board of Directors. Other than as specifically set forth in this Amendment No. 1, all terms and conditions of the Agreement shall remain in full force and effect. All references to the Agreement after the date of this Amendment No. 1 shall automatically be deemed to include this Amendment No. 1, and, accordingly, without limiting the generality of this sentence, it is understood and agreed that the defined term “Agreement” includes, collectively, the Agreement and this Amendment No. 1.

SECTION 4. Governing Law. The terms and provisions of this Amendment No. 1 are governed by, and will be construed in accordance with, the laws of the State of Delaware, including the Delaware Act, without regard to the conflict of law principles of the State of Delaware.

SECTION 5. Headings. The headings in this Amendment No. 1 are included for convenience of reference only and in no way define or delimit any of the provisions of this Amendment No. 1 or otherwise affect their construction or effect.